SUBJECT TO COMPLETION, DATED APRIL 23, 1999 This prospectus supplement and the accompanying prospectus relate to an effective Registration Statement under the Securities Act of 1933, but are not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

P R O S P E C T U S  S U P P L E M E N T
(To Prospectus dated April 23, 1999)

                               $125,000,000

                        Entergy Mississippi, Inc.
                               $75,000,000
                  General and Refunding Mortgage Bonds,
                            % Series due May 1, 2006

                               $50,000,000
                  General and Refunding Mortgage Bonds,
                   Floating Rate Series due May 1, 2004

                                  ______

     Entergy Mississippi will pay interest on the Fixed Rate Bonds on May 1 and November 1 of each year. The first interest payment on the Fixed Rate Bonds will be made on November 1, 1999.

     Entergy Mississippi will pay interest on the Floating Rate Bonds on February 1, May 1, August 1 and November 1 of each year. The first interest payment on the Floating Rate Bonds will be made on August 1, 1999. Except in certain circumstances described in this prospectus supplement under "Description of the New BondsnInterest and MaturitynFloating Rate Bonds," the per annum interest rate on the Floating Rate Bonds for each interest period will be reset quarterly
based on LIBOR plus     %.

      Entergy Mississippi may redeem the New Bonds prior to maturity, in whole or in part, at the times, at the redemption prices and under the circumstances described in this prospectus supplement under "Description of the New BondsnRedemption."

                                  ______

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

                                  ______

                                Per Fixed    Total       Per       Total
                                Rate Bond             Floating
                                                      Rate Bond

 Public Offering Price                   %         $           %         $
 Underwriting Discount                   %         $           %         $
 Proceeds to Entergy                     %         $           %         $
   Mississippi (before
   expenses)

      The public offering prices set forth above do not include accrued interest. Interest on the New Bonds will accrue from their issue date and must be paid by the purchasers if the New Bonds are delivered after that date.

                                  ______

      The underwriters are offering the New Bonds subject to various conditions. The underwriters expect to deliver the New Bonds in book-entry form only through the facilities of The Depository Trust Company against payment for the New Bonds in New York, New York on or
about May     , 1999.
                                  ______

Salomon Smith Barney ABN AMRO Incorporated BNY Capital Markets, Inc. Chase Securities Inc.

April     , 1999


       You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any other date than the date such information is given. Entergy Mississippi is not making an offer of these New Bonds in any state where the offer is not permitted.

                                  ______

                            TABLE OF CONTENTS
                          Prospectus Supplement



                                                                     Page

     Recent Developments                                              S-2
     Selected Financial Information                                   S-3
     Use of Proceeds                                                  S-3
     Description of the New Bonds                                     S-4
     Underwriting                                                     S-8
                                Prospectus
     Available Information                                              2
     Incorporation of Certain Documents by Reference                    2
     The Company                                                        3
     Use of Proceeds                                                    3
     Description of the New Bonds                                       4
     Ratios of Earnings to Fixed Charges                                9
     Experts and Legality                                               9
     Plan of Distribution                                              10

                                  ______

                           RECENT DEVELOPMENTS

       In March 1999, Entergy Mississippi submitted its annual performance-based formula rate plan filing for the 1998 test year. In April 1999, the Mississippi Public Service Commission issued an order approving a prospective rate reduction of $13.3 million. This rate reduction will go into effect May 1, 1999. For additional information regarding the formula rate plan, please see Entergy Mississippi's Annual Report on Form 10-K for the year ended December 31, 1998 incorporated by reference.

                      SELECTED FINANCIAL INFORMATION
                          (Dollars in Thousands)

      The selected financial information of Entergy Mississippi set forth below should be read in conjunction with the audited financial statements and other financial information contained in the documents incorporated by reference.

                                    For the years ended December 31,
                              1998     1997      1996      1995      1994

   Income Statement Data:
     Operating Revenues     $976,300 $937,395  $958,430  $889,843  $859,845(a)
     Operating Income(b)     125,585  136,748   164,596   150,388   112,408
     Interest Expense (net)   40,927   45,274    48,007    51,636    52,764
     Net Income               62,638   66,661    79,211    68,667    48,779
     Ratio of Earnings to       3.04     2.98      3.40      2.92      2.12
       Fixed Charges(c)


                                                  As of December 31, 1998(d)
                                                    Amount    Percent of
                                                            Capitalization

  Balance Sheet Data:
    General and Refunding Mortgage Bonds           $420,000           44.9
    Other Long-Term Debt(e)                          43,636            4.7
    Shareholders' Equity:
    Preferred Stock (without sinking fund)           50,381            5.4
    Common Stock and Paid-in Capital                199,267           21.3
    Retained Earnings                               222,449           23.8

                                                   --------          -----
    Total Shareholders' Equity                      472,097           50.5
                                                   --------          -----

    Total Capitalization                           $935,733          100.0
                                                   ========          =====




___________

(a) Operating Revenues for the year ended December 31, 1994 have been restated due to the reclassification of certain items to operating expenses.

(b) Operating Income for the years ended December 31, 1994 and December 31, 1995 has been restated to exclude income tax.

(c) As defined by Regulation S-K of the SEC, "Earnings" represent the aggregate of (1) income before the cumulative effect of an accounting change, (2) taxes based on income, (3) investment tax credit adjustmentsnnet and (4) fixed charges. "Fixed Charges" include interest (whether expensed or capitalized), related amortization and interest applicable to rentals charged to operating expenses.

(d) The proceeds from the sale of the New Bonds are expected to be used primarily to refund outstanding General and Refunding Mortgage Bonds, and as a result, Entergy Mississippi's capitalization will not be materially affected. See "Use of Proceeds."

(e)  Excludes current maturities of Other Long-Term Debt of $20,000.

                             USE OF PROCEEDS

      Entergy Mississippi expects to add the net proceeds to be received from the issuance and sale of the New Bonds to its general funds. Such net proceeds will provide a portion of the funds that will be required to redeem all of Entergy Mississippi's General and Refunding Mortgage Bonds, 8.65% Series due January 15, 2023 at a price equal to 105.93% of the principal amount thereof plus accrued interest thereon to the redemption date.

                       DESCRIPTION OF THE NEW BONDS

Interest and Maturity



 Fixed Rate Bonds

      Entergy Mississippi is issuing $75,000,000 of General and Refunding Mortgage Bonds, % Series due May 1, 2006 (the "Fixed Rate Bonds"). Entergy Mississippi will pay interest on the Fixed Rate Bonds on May 1 and November 1 of each year to holders of record on the day before each interest payment date. Entergy Mississippi will begin paying interest on the Fixed Rate Bonds on November 1, 1999. Interest starts to accrue from the date that the Fixed Rate Bonds are issued. The Fixed Rate Bonds will be issued on the basis of property additions. Entergy Mississippi has agreed to pay interest on any overdue principal and, if such payment is enforceable under applicable law, on any overdue installment of interest on the Fixed
Rate Bonds at a rate of       % per annum.

 Floating Rate Bonds

      Entergy Mississippi is also issuing $50,000,000 of General and Refunding Mortgage Bonds, Floating Rate Series due May 1, 2004 (the "Floating Rate Bonds"). Entergy Mississippi will pay interest on the Floating Rate Bonds on February 1, May 1, August 1 and November 1 of each year to holders of record on the day before each interest payment date. Entergy Mississippi will begin paying interest on the Floating Rate Bonds on August 1, 1999. Interest starts to accrue from the date that the Floating Rate Bonds are issued. The Floating Rate Bonds will be issued on the basis of property additions.

      The Floating Rate Bonds will bear interest for each Interest Period at a per annum interest rate determined by the Calculation Agent subject to a maximum interest rate of 15% per annum. The interest rate will be equal to LIBOR on the second London Business Day immediately preceding the first day of such Interest Period plus %; provided, however, that in certain circumstances described below, the interest rate will be determined in an alternative manner without reference to LIBOR. Promptly upon such determination, the Calculation Agent will notify the Corporate Trustee of the interest rate for the new Interest Period. The interest rate determined by the Calculation Agent, absent manifest error, shall be binding and conclusive upon the beneficial owners and holders of the Floating Rate Bonds, Entergy Mississippi and the Corporate Trustee.

       If   the   following  circumstances  exist  on  any   Interest
Determination  Date,  the  Calculation  Agent  shall  determine   the
interest rate for the Floating Rate Bonds as follows:

          (1) In the event no Reported Rate appears on Telerate Page 3750 as of approximately 11:00 a.m. London time on an
          Interest Determination Date, the Calculation Agent shall request the principal London offices of each of four major banks in the London interbank market selected by the Calculation Agent (after consultation with Entergy Mississippi) to provide a quotation of the rate (the "Rate Quotation") at which Three Month Deposits in amounts of not less than $1,000,000 are offered by it to prime banks in the London interbank market, as of approximately 11:00 a.m. London time on such Interest Determination Date, that is representative of single transactions at such time (the "Representative Amounts"). If at least two Rate Quotations are provided, the interest rate will be the arithmetic mean of the Rate Quotations obtained by the Calculation Agent,
          plus,       %.

          (2) In the event no Reported Rate appears on Telerate Page 3750 and there are fewer than two Rate Quotations, the Interest Rate will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. New York City time on such Interest Determination Date, by three major banks in New York City, selected by the Calculation Agent (after consultation with Entergy Mississippi), for loans in Representative Amounts in U.S. dollars to leading European banks, having an index maturity of three months for a period commencing on the second London Business Day immediately following such Interest Determination Date,
          plus        %; provided, however, that if fewer than  three
          banks selected by the Calculation Agent are quoting such rates, the interest rate for the applicable Interest Period will be the same as the interest rate in effect for the immediately preceding Interest Period.

      Upon the request of holders of the Floating Rate Bonds, the Calculation Agent will provide to such holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next Interest Period.

      Interest on the Floating Rate Bonds will be calculated on the basis of the actual number of days for which interest is payable in the relevant Interest Period, divided by 360. All dollar amounts resulting from such calculation will be rounded, if necessary, to the nearest cent with one-half cent rounded upward.

      Entergy Mississippi has agreed to pay interest on any overdue principal and, if such payment is enforceable under applicable law, on any overdue installment of interest on the Floating Rate Bonds at the current interest rate for the applicable Interest Period plus 1% per annum.

Book-Entry System

      As long as the New Bonds are registered in the name of DTC or its nominee, Entergy Mississippi will pay principal, any premium, and interest due on the New Bonds to DTC. DTC will then make payment to its participants for disbursement to the beneficial owners of the New Bonds (please refer to "Description of the New BondsnBook-Entry System G&R Bonds" in the accompanying prospectus for information relating to DTC and the book-entry system).

Redemption



 Fixed Rate Bonds

     Entergy Mississippi may redeem the Fixed Rate Bonds, in whole or in part, at its option, at any time before the maturity of the Fixed Rate Bonds, on not less than 30 days' nor more than 60 days' notice,

          (1) by the application of proceeds of insurance or cash deposited with the Corporate Trustee pursuant to the provisions of the G&R Mortgage relating to eminent domain or sales to governmental entities or designees thereof at the special redemption price of 100% of the principal amount thereof, or

          (2)  at a redemption price equal to the greater of

                     (a)   100% of the principal amount of the  Fixed
               Rate Bonds and

                     (b) as determined by a Quotation Agent, the sum of the present values as of the redemption date of the remaining scheduled payments of principal of and interest on the Fixed Rate Bonds being redeemed (excluding the portion of any such interest accrued to the redemption date), discounted (for purposes of determining such present values) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Adjusted Treasury Rate, plus, in each case, accrued interest thereon to the redemption date.

 Floating Rate Bonds

     The Floating Rate Bonds are not redeemable prior to May 1, 2000. On or after May 1, 2000, Entergy Mississippi may redeem the Floating Rate Bonds, in whole or in part, at its option, at any time before the maturity of the Floating Rate Bonds, on not less than 30 days' nor more than 60 days' notice, at the redemption price of 100% of the principal amount thereof plus accrued interest thereon to the redemption date.

 General

      If, at the time notice of redemption is given, the redemption monies are not held by the Corporate Trustee, the redemption may be made subject to receipt of such monies before the date fixed for redemption, and such notice shall be of no effect unless such monies are so received.

      Cash deposited under any provision of the G&R Mortgage (with certain exceptions) may be applied to the redemption or purchase (including the purchase from Entergy Mississippi) of G&R Bonds of any series.

Sinking or Improvement Fund

     The New Bonds are not subject to redemption under any sinking or improvement fund or any maintenance or replacement fund.

Certain Definitions

      "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption
date, plus           %.

      "Business Day" means any day other than a Saturday or a Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the Corporate Trust Office of the Corporate Trustee is closed for business.

     "Calculation Agent" means Bank of Montreal Trust Company, or its successor appointed by Entergy Mississippi acting as calculation agent.

      "Comparable Treasury Issue" means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the Fixed Rate Bonds that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Fixed Rate Bonds.

       "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S.
Government Securities" or (2) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (b) if the Corporate Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

      "Interest Determination Date" means the second London Business Day immediately preceding the first day of the relevant Interest Period.

      "Interest Period" means the period commencing on an interest payment date for the Floating Rate Bonds and ending on the day before the next succeeding interest payment date for the Floating Rate Bonds.

      "LIBOR" for any Interest Determination Date will be the offered rate for deposits in U.S. dollars having an index maturity of three months for a period commencing on the second London Business Day immediately following the Interest Determination Date (the "Three Month Deposits") in amounts of not less than $1,000,000, as such rate appears on Telerate Page 3750 or a successor reporter of such rates selected by the Calculation Agent and acceptable to Entergy
Mississippi, at approximately 11:00 a.m., London time, on the Interest Determination Date (the "Reported Rate").

      "London Business Day" means a day on which dealings in deposits in U.S. dollars are transacted, or with respect to any future date, are expected to be transacted, in the London interbank market.

      "New Bonds" means collectively, the Fixed Rate Bonds and the Floating Rate Bonds.

      "Quotation Agent" means one of the Reference Treasury Dealers appointed by the Corporate Trustee after consultation with Entergy Mississippi.

     "Reference Treasury Dealer" means Salomon Smith Barney Inc., ABN AMRO Incorporated, BNY Capital Markets, Inc. and Chase Securities Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), Entergy Mississippi shall substitute therefor another Primary Treasury Dealer, or any other Primary Treasury Dealer selected by the Corporate Trustee after consultation with Entergy Mississippi.

      "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Corporate Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Corporate Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

     "Telerate Page 3750" means the display designated on page "3750" on Dow Jones Markets Limited (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).



Dividend Covenant

      Entergy Mississippi will covenant in substance that, so long as any New Bonds remain outstanding, it will not pay any cash dividends on common stock or repurchase common stock after April 30, 1999, unless, after giving effect to such dividend or purchase, the aggregate amount of such dividends or purchases on or after April 30, 1999 (other than dividends that have been declared by Entergy Mississippi before April 30, 1999) does not exceed credits to earned surplus after April 30, 1999 plus $250,000,000 plus such additional amounts as shall be approved by the SEC.

Additional Information

      For additional important information about the New Bonds, see "Description of the New Bonds" in the accompanying prospectus, including:

(1) additional information about the terms of the New Bonds, including security,

          (2) general information about the G&R Mortgage and the Trustees,

          (3) a description of certain restrictions contained in the G&R Mortgage,

          (4)   a  description  of events of default  under  the  G&R
          Mortgage, and

          (5) the meanings of certain capitalized terms used but not defined in this prospectus supplement.

                               UNDERWRITING

      Under the terms and conditions set forth in the Underwriting Agreement dated the date hereof, Entergy Mississippi has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the principal amount of the New Bonds set forth opposite its name below:



                    Underwriter                 Principal Principal
                                                Amount of Amount of
                                                  Fixed   Floating
                                                  Rate      Rate
                                                  Bonds     Bonds

  Salomon Smith Barney Inc.                             $         $
  ABN AMRO Incorporated
  BNY Capital Markets, Inc.
  Chase Securities Inc.

                                                -----------  -----------
    Total                                       $75,000,000  $50,000,000
                                                ===========  ===========


     The Underwriting Agreement provides that the several obligations of the Underwriters to pay for and accept delivery of the New Bonds are subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters' obligations are such that they are committed to take and pay for all of the New Bonds offered hereby if any are taken, provided, that under certain circumstances involving a default of an Underwriter, less than all of the New Bonds may be purchased. Default by one or more Underwriters would not relieve the non-defaulting Underwriters from their several obligations, and in the event of such default, the non-defaulting Underwriters may be required by Entergy Mississippi to purchase the respective principal amounts of the New Bonds that they have severally agreed to purchase and, in addition, to purchase the principal amount of the New Bonds that the defaulting Underwriter or Underwriters shall have failed to purchase, severally and not jointly, up to a principal amount equal to one-ninth of the respective principal amounts of the New Bonds that such non-defaulting Underwriters have otherwise agreed to purchase.

      The Underwriters have advised Entergy Mississippi that they propose to offer all or part of the New Bonds directly to purchasers at the public offering prices set forth on the cover page of this prospectus  supplement  and  to certain securities  dealers  at  such
prices  less a concession of       % of the principal amount  of  the
Fixed  Rate Bonds and       % of the principal amount of the Floating
Rate  Bonds. The Underwriters may allow, and such dealers may reallow
to certain brokers and dealers, a concession not in excess of       %
of  the  principal amount of the Fixed Rate Bonds and       % of  the
principal amount of the Floating Rate Bonds. After the New Bonds are released for sale to the public, the public offering prices and other selling terms may from time to time be varied.

      The following table shows the underwriting discounts to be paid to the Underwriters by Entergy Mississippi in connection with this offering (expressed as a percentage of the principal amount of the New Bonds):

    New Bonds                    Underwriting
                                   Discount
  Per Fixed Rate Bond                         %
  Per Floating Rate Bond                      %

      Entergy  Mississippi has agreed to indemnify  the  Underwriters
against   certain  liabilities,  including  liabilities   under   the
Securities Act of 1933.

      No trading market presently exists for the New Bonds and no assurance can be given that a market will develop. Although they are under no obligation to do so, the Underwriters presently intend to act as market makers for the New Bonds in the secondary trading market, but may discontinue such market-making at any time without notice.

      The Underwriters may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the New Bonds in the open market after the distribution has been completed in order to cover syndicate short positions. Such stabilizing transactions and syndicate covering transactions may cause the prices of the New Bonds to be higher than they would otherwise be in the absence of such transactions. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

     Entergy Mississippi estimates that its total expenses related to the offering, not including the underwriting discount, will be approximately $100,000.

      Certain of the Underwriters or their affiliates engage in various general financing and banking transactions with Entergy Mississippi or its affiliates. An affiliate of BNY Capital Markets, Inc. is the trustee under the First Mortgage.

PROSPECTUS

                               $300,000,000
                        Entergy Mississippi, Inc.

                   General and Refunding Mortgage Bonds

                               ___________

     Entergy Mississippi, Inc. (the "Company") may offer from time to time up to $300,000,000 aggregate principal amount of its General and Refunding Mortgage Bonds (the "New Bonds") in one or more series at prices and on terms to be determined at the time of sale. This Prospectus will be supplemented by a prospectus supplement (each, a "Prospectus Supplement") that will set forth the aggregate principal amount, rate and time of payment of interest, maturity, purchase price, initial public offering price, redemption provisions, if any, and other specific terms of the series of New Bonds in respect of which this Prospectus is being delivered. The sale of one series of New Bonds will not be contingent upon the sale of any other series of New Bonds.

                               ___________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ___________

     The Company may sell the New Bonds through underwriters, dealers or agents, or directly to one or more purchasers. The Prospectus Supplement will set forth the names of underwriters, dealers or agents, if any, any applicable commissions or discounts and the net proceeds to the Company from any such sale. See "Plan of Distribution" for possible indemnification arrangements for underwriters, dealers, agents and purchasers.

                               ___________

              The date of this Prospectus is April 23, 1999.


      CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NEW BONDS, INCLUDING STABILIZING TRANSACTIONS AND SYNDICATE COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                               ___________

                          AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549-1004; and at the Commission's Regional Offices at CitiCorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549-1004 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission (http://www.sec.gov).

             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Company's Annual Report on Form 10-K for the year ended December 31, 1998 filed with the Commission pursuant to the Exchange Act is incorporated herein by reference.

      In addition, all documents filed by the Company with the Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the document described above, being herein referred to as "Incorporated Documents"; provided, however, that the documents described above or documents subsequently filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act prior to the filing of the Company's next Annual Report on Form 10-K with the Commission shall not be Incorporated Documents or be incorporated by reference in this Prospectus or be a part hereof from and after any such filing of an Annual Report on Form 10-K).

      Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for all purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document or in an accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the Incorporated Documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein. Requests should be directed to Mr. Christopher T. Screen, Assistant Secretary, Entergy Mississippi, Inc., P.O. Box 61000, New Orleans, Louisiana 70161, telephone (504) 576-4212. The information relating to the Company contained in this Prospectus and any accompanying Prospectus Supplement does not purport to be comprehensive and should be read together with the information contained in the Incorporated Documents.

     No person has been authorized to give any information or to make any representation not contained in this Prospectus or, with respect to any series of New Bonds, the Prospectus Supplement relating thereto, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter. This Prospectus and any Prospectus Supplement do not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

      Neither the delivery of this Prospectus and any Prospectus Supplement relating thereto nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date of this Prospectus or such Prospectus Supplement.

                               ___________

                               THE COMPANY

      The Company was incorporated under the laws of the State of Mississippi on January 2, 1963. The Company's principal executive office is located in the Electric Building, 308 East Pearl Street, Jackson, Mississippi 39201; telephone (601) 969-2311.

       The Company is an electric public utility company with substantially all of its operations in the State of Mississippi. Entergy Corporation ("Entergy"), which is a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), owns all of the outstanding common stock of the Company. The Company, Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc. and Entergy New Orleans, Inc. are the principal operating electric utility subsidiaries of Entergy. Entergy also owns, among other things, all of the common stock of System Energy Resources, Inc., a generating company which owns the Grand Gulf Nuclear Electric Generating Station ("Grand Gulf").

      Pursuant to a Unit Power Sales Agreement, capacity and energy from Grand Gulf is allocated among Entergy Arkansas, Inc., Entergy Louisiana, Inc., Entergy New Orleans, Inc. and the Company. The Company's allocated share of such capacity and energy, together with related costs, is 33%. Payments made by the Company under the Unit Power Sales Agreement are generally recovered through rates set by the Mississippi Public Service Commission, which regulates the Company as to, among other things, electric service, rates and charges. The Commission regulates issuances of securities by the Company under PUHCA.

     The Company, Entergy Arkansas, Inc., Entergy Louisiana, Inc. and Entergy New Orleans, Inc. own all of the capital stock of System Fuels, Inc., a special purpose company which implements and/or maintains certain programs for the procurement, delivery and storage of fuel supplies for Entergy's regulated domestic utility subsidiaries, including the Company.

      The  foregoing  information relating to the  Company  does  not purport to be comprehensive and should be read together with the financial statements and other information contained in the Incorporated Documents. Reference is made to the Incorporated Documents with respect to the Company's most significant contingencies, its general capital requirements, and its financing plans and capabilities, including its short-term borrowing capacity, and earnings coverage and other requirements under the Company's G&R Mortgage (hereinafter defined), which limit the amount of additional G&R Bonds (hereinafter defined) that the Company may issue.

                             USE OF PROCEEDS

      The net proceeds to be received from the issuance and sale of the New Bonds will be used to repay and/or redeem outstanding securities at their stated maturity or due dates and/or to effect the redemption or acquisition of certain outstanding securities prior to their maturity or due dates, and for other general corporate purposes. The Company's securities that may be redeemed or acquired include one or more series of the Company's outstanding (i) G&R Bonds and/or (ii) preferred stock. The specific securities, if any, to be redeemed or acquired with the proceeds of a series of New Bonds will be set forth in the Prospectus Supplement relating to that series.

                       DESCRIPTION OF THE NEW BONDS



  General. The New Bonds are to be issued under the Company's Mortgage and Deed of Trust, dated as of February 1, 1988, as supplemented by various supplemental indentures thereto and as to be further supplemented by one or more supplemental indentures relating to each series of New Bonds (collectively referred to as the "G&R Mortgage"), to Bank of Montreal Trust Company (the "Corporate Trustee") and Mark F. McLaughlin (successor to Z. George Klodnicki) as Co-Trustee (the "Co-Trustee" and the Corporate Trustee collectively, the "Trustees"). All General and Refunding Mortgage Bonds issued or to be issued under the G&R Mortgage are referred to herein as "G&R Bonds."

      The statements herein concerning the G&R Bonds, the New Bonds and the G&R Mortgage are not intended to be comprehensive and are subject to the detailed provisions of the G&R Mortgage, which are incorporated herein by reference.

  Terms of Specific Series of the New Bonds. A Prospectus Supplement will include descriptions of the following terms of a series of the New Bonds to be issued: (1) the designation of such series of the New Bonds; (2) the aggregate principal amount of such series; (3) the date on which such series will mature; (4) the rate at which such series will bear interest and the date from which such interest will accrue; (5) the dates on which interest will be payable; (6) the prices and the other terms and conditions upon which the particular series may be redeemed by the Company prior to maturity; (7) whether the dividend covenant described below will be applicable to any such series; (8) if an insurance policy will be provided for the payment of the principal of and/or interest on the New Bonds of such series, the terms thereof; and (9) any other terms of the New Bonds not inconsistent with the provisions of the G&R Mortgage.

  Security. The New Bonds, together with all other G&R Bonds now or hereafter issued under the G&R Mortgage, will be secured by the G&R
Mortgage, which constitutes, in the opinion of counsel for the Company, a second mortgage lien on all properties of the Company (except properties released under the terms of the G&R Mortgage and except as stated below), subject to (1) the first lien of the Company's Mortgage and Deed of Trust dated as of September 1, 1944, to The Bank of New York (successor to Irving Trust Company) and W.T. Cunningham (successor Co-Trustee), as Trustees, as supplemented (the "First Mortgage") and other excepted encumbrances, (2) minor defects and encumbrances customarily found in properties of like size and character that do not materially impair the use of the property affected thereby in the conduct of the business of the Company, and
(3) other liens, defects and encumbrances, if any, existing or placed thereon at the time of acquisition thereof by the Company and except as limited by bankruptcy law. There is excepted from the lien certain property of the Company, including all cash and securities; all merchandise, equipment, apparatus, materials or supplies held for sale or other disposition in the usual course of business or consumable during use; automobiles, vehicles and aircraft; timber, minerals, mineral rights and royalties; and receivables, contracts, leases and operating agreements.

      The G&R Mortgage contains provisions subjecting after-acquired property (subject to the First Mortgage and pre-existing liens) to the lien thereof, subject to limitations in the case of consolidation, merger or sale of substantially all of the Company's assets.

      The G&R Mortgage is junior and subordinate to the lien of the First Mortgage on substantially all of the Company's properties. All bonds issued and to be issued under the First Mortgage are hereinafter referred to as First Mortgage Bonds. There are currently no bonds outstanding under the First Mortgage except for approximately $32 million aggregate principal amount of bonds that were issued as additional security for pollution control revenue bonds of the Company. No additional First Mortgage Bonds are permitted to be issued under the First Mortgage (except such First Mortgage Bonds as may be issued from time to time to the Trustees at the option of the Company to provide additional security under the G&R Mortgage) and the Company expects to retire the remaining outstanding bonds under the First Mortgage, and subsequently discharge the First Mortgage, in the third quarter of 1999.

      The G&R Mortgage provides that the Trustees shall have a lien upon the mortgaged property, prior to the G&R Bonds, for the payment of their reasonable compensation, expenses and disbursements and for indemnity against certain liabilities.

  Issuance of Additional G&R Bonds. The maximum principal amount of G&R Bonds that may be issued under the G&R Mortgage is unlimited. G&R Bonds of any series may be issued from time to time on the basis of
(1) 70% of property additions after adjustments to offset retirements, (2) retirement of G&R Bonds or of First Mortgage Bonds, and (3) deposit of cash. Deposited cash may be withdrawn upon the bases stated in clause (1) or (2). Property additions generally include electric, gas, steam or hot water property acquired after December 31, 1987, but may not include, among other things, securities, automobiles, vehicles or aircraft, or property used principally for the production or gathering of natural gas.

      As of December 31, 1998, approximately $267 million G&R Bonds could be issued on the basis of net property additions and approximately $168 million G&R Bonds could be issued on the basis of retired bond credits.

      With certain exceptions in the case of clause (2) above, effective as of May 1, 1999, the issuance of G&R Bonds is subject to adjusted net earnings for 12 out of the preceding 18 months, before income taxes, being at least twice the annual interest requirements on all First Mortgage Bonds and all G&R Bonds at the time outstanding, including the additional G&R Bonds comprising such issuance, and all indebtedness, if any, of prior rank. In general, interest on variable rate interest bonds, if any, is calculated using the average rate in effect during such 12 month period.

      The G&R Mortgage contains restrictions on the issuance of G&R Bonds against property subject to liens.

     Other than the security afforded by the lien of the G&R Mortgage and restrictions on the issuance of additional G&R Bonds described above (including particularly those described in the first paragraph above), there are no provisions of the G&R Mortgage which afford the holders of the New Bonds protection in the event of a highly leveraged transaction involving the Company. However, such a transaction would require regulatory approval, and management of the Company believes that such approval would be unlikely in a highly leveraged context.

  Release and Substitution of Property. Property may be released, without applying any earnings test, upon the bases of: (1) the release of such property from the lien of the First Mortgage, (2) the deposit of cash or, to a limited extent, purchase money mortgages,
(3) property additions, after adjustments in certain cases to offset retirements and after making adjustments for certain prior lien bonds, if any, outstanding against property additions, and (4) waiver of the right to issue G&R Bonds. Cash may be withdrawn upon the bases stated in clauses (3) and (4) above. Property owned by the Company on December 31, 1987 is released on the basis of its depreciated book value; all other property is released on the basis of its cost, as defined in the G&R Mortgage.

      Unfunded property may also be released if after such release, outstanding G&R Bonds will not exceed 70% of the aggregate fair value of the then funded property of the Company. Effective as of May 1, 1999, the Company will be able to release unfunded property without meeting the 70% test if after such release, the Company will have at least one dollar ($1) in unfunded property that remains subject to the lien of the G&R Mortgage.

  Satisfaction and Discharge of G&R Mortgage. Upon the Company's making due provision for the payment of all of the G&R Bonds (including the New Bonds) and paying all other sums due under the G&R Mortgage, the G&R Mortgage may be satisfied and discharged. The G&R Bonds will be deemed to have been paid for all purposes under the G&R Mortgage if money or Eligible Obligations (as defined below) sufficient to pay such G&R Bonds (in the opinion of an independent accountant in the case of Eligible Obligations) at maturity or upon redemption have been irrevocably set apart or deposited with the Corporate Trustee, provided that the Corporate Trustee shall have received an opinion of counsel to the effect that such setting apart or deposit does not require registration under the Investment Company Act of 1940, as amended, does not violate any applicable laws and does not result in a taxable event with respect to the holders of such G&R Bonds prior to the time of their right to receive payment. For this purpose, "Eligible Obligations" shall mean obligations of the United States of America which do not contain provisions permitting the redemption thereof at the option of the issuer.

  Dividend Covenant. The Company may covenant in substance that, so long as any New Bonds of a particular series remain outstanding, it will not pay any cash dividends on common stock or repurchase common stock after a selected date close to the date of the original issuance of such series of New Bonds (other than certain dividends that may be declared by the Company prior to such selected date) except from credits to retained earnings after such selected date plus an amount not to exceed $250,000,000 and plus such additional amounts as shall be approved by the Commission. The Prospectus Supplement relating to a particular series of New Bonds will state whether this covenant will apply to such series.

  Maintenance and Replacement Fund in First Mortgage. The New Bonds will not be subject to any maintenance or replacement provisions. However, the Company has covenanted to comply with the provisions of Sections 38 and 39(I) of the First Mortgage (which relate to maintenance and replacement of property), but for only so long as any First Mortgage Bonds remain outstanding. Such Section 39(I) provides that in addition to actual expenditures for maintenance and repairs, the Company is required to expend or deposit for each year, for replacements and improvements in respect of mortgaged electric, gas, steam and/or hot water utility property, and certain automotive equipment, an amount equal to $600,000 plus 21'4% of net additions to mortgaged utility property made after December 31, 1943 and prior to the beginning of the year for which the calculation is made. Such requirement may be met by depositing cash under the First Mortgage or certifying gross property additions thereunder or expenditures for certain automotive equipment or by taking credit for First Mortgage Bonds and qualified lien bonds retired. Any excess in such credits may be applied against future requirements. Such cash may be used to redeem or purchase First Mortgage Bonds or may be withdrawn against gross property additions under the First Mortgage or waiver of the right to issue First Mortgage Bonds.

  Defaults and Notices Thereof. Defaults are defined in the G&R Mortgage as: default in payment of principal; default for 30 days (effective as of May 1, 1999) in payment of interest; certain events in bankruptcy, insolvency or reorganization; default in other covenants for 90 days (effective as of May 1, 1999) after notice (unless the Company has in good faith commenced efforts to perform the covenant); default under a supplemental indenture; and the occurrence of a "Default" under the First Mortgage (defined as being default in payment of principal of First Mortgage Bonds, default for 60 days in payment of interest on or installments of funds for retirement of First Mortgage Bonds, certain defaults with respect to qualified lien bonds, certain events in bankruptcy, insolvency or reorganization, and default for 90 days after notice in other covenants).

      The Trustee or the holders of 25% in aggregate principal amount of the G&R Bonds may declare the principal and interest due and payable on default but a majority thereof may annul such declaration if such default has been cured. No holders of G&R Bonds may enforce the lien of the G&R Mortgage without giving the Trustees written notice of a default and unless (i) the holders of 25% in aggregate principal amount of the G&R Bonds have requested the Trustees to act and offered them reasonable opportunity to act and indemnity satisfactory to them against the cost, expenses and liabilities to be incurred thereby and (ii) the Trustees shall have failed to act. The holders of a majority in aggregate principal amount of the G&R Bonds may direct the time, method and place of conducting any proceedings for any remedy available to the Trustees or exercising any trust or power conferred on the Trustees. The Trustees are not required to risk their funds or incur personal liability if there is reasonable ground for believing that repayment is not reasonably assured.

  Evidence to be Furnished to the Corporate Trustee. Compliance with G&R Mortgage provisions is evidenced by written statements of Company officers or persons selected or paid by the Company. In certain cases, opinions of counsel and certifications of an engineer, accountant, appraiser or other expert (who in some cases must be independent) must be furnished. The Company must give the Corporate Trustee an annual statement as to whether or not the Company has fulfilled its obligations under the G&R Mortgage throughout the preceding calendar year.

  Modification. The rights of holders of G&R Bonds may be modified with the consent of the holders of a majority in aggregate principal amount of the G&R Bonds, or, if less than all series of G&R Bonds are adversely affected, the consent of the holders of a majority in aggregate principal amount of the G&R Bonds adversely affected. In general, no modification of the terms of payment of principal, premium, if any, or interest and no modification affecting the lien of the G&R Mortgage or reducing the percentage required for modification is effective against any holder of G&R Bonds without such holder's consent.

  Book-Entry System G&R Bonds. Unless otherwise specified in the applicable Prospectus Supplement, The Depository Trust Company, New York, New York ("DTC"), will act as securities depository for the New Bonds. The New Bonds will be issued only as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered global certificate will be issued for each series of New Bonds, representing the aggregate principal amount of such series of New Bonds, and will be deposited with DTC. If, however, the aggregate principal amount of any series of New Bonds exceeds $200 million, one certificate will be issued with respect to each $200 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such series.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (the "Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (the "Indirect Participants," and together with the Direct Participants, the "Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

      Purchases of New Bonds within the DTC system must be made by or through Direct Participants, which will receive a credit for the New Bonds on DTC's records. The ownership interest of each actual purchaser of a New Bond (a "Beneficial Owner") will, in turn, be recorded on the Direct and Indirect Participants' respective records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the New Bonds are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing the New Bonds, except in the event that use of the book-entry system for the New Bonds is discontinued.

      To facilitate subsequent transfers, all New Bonds deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the New Bonds with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the New Bonds; DTC's records reflect only the identity of the Direct Participants to whose accounts such New Bonds are credited, which Direct Participants may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

      Redemption notices shall be sent to Cede & Co. If less than all of the New Bonds of a particular series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

      Neither DTC nor Cede & Co. will consent or vote with respect to the New Bonds. Under its usual procedures, DTC mails an omnibus proxy (an "Omnibus Proxy") to the Participants as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the New Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

      Principal, premium, if any, and interest payments on the New Bonds will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street-name," and will be the responsibility of such Participant and not of DTC, the underwriters, dealers or agents, or the Company, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is the responsibility of the Company or the Corporate Trustee. Disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

      DTC may discontinue providing its services as securities depository with respect to the New Bonds at any time by giving reasonable notice to the Company. Under such circumstances and in the event that a successor securities depository is not obtained, certificates for the New Bonds are required to be printed and delivered. In addition, the Company at any time may discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificates for the New Bonds will also be printed and delivered.

      The Company will not have any responsibility or obligation to Participants or the persons for whom they act as nominees with respect to the accuracy of the records of DTC, its nominee or any Direct or Indirect Participant with respect to any ownership interest in the New Bonds, or with respect to payments to, or the providing of notice to, the Direct Participants, the Indirect Participants or the Beneficial Owners.

      So long as Cede & Co. is the registered owner of any series of New Bonds, as nominee of DTC, references herein to holders of such series of New Bonds shall mean Cede & Co. or DTC and shall not mean the Beneficial Owners of the New Bonds.

      DTC management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

      However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

      According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

      The information in this section concerning DTC, its Year 2000 efforts, and its book-entry system has been obtained from DTC. Neither the Company, the Trustees nor the underwriters, dealers or agents takes responsibility for the accuracy or completeness thereof.

                   RATIOS OF EARNINGS TO FIXED CHARGES

      The Company has calculated ratios of earnings to fixed charges pursuant to Item 503 of Commission Regulation S-K as follows:

                                         Twelve Months Ended December 31,
                                         1998  1997  1996  1995  1994

Ratio of Earnings to Fixed Charges(a)    3.04  2.98  3.40  2.92  2.12

___________

(a) "Earnings", as defined by Commission Regulation S-K, represent the aggregate of (1) income before the cumulative effect of an accounting change, (2) taxes based on income, (3) investment tax credit adjustmentsnnet and (4) fixed charges. "Fixed Charges" include interest (whether expensed or capitalized), related amortization and interest applicable to rentals charged to operating expenses.

                           EXPERTS AND LEGALITY

      The Company's balance sheets as of December 31, 1998 and 1997, and the statements of income, retained earnings and cash flows, and the related financial statement schedule for each of the three years in the period ended December 31, 1998, incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K for the year ended December 31, 1998, have been incorporated by reference herein in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

      The legality of the New Bonds will be passed upon for the Company by Thelen Reid & Priest LLP, New York, New York, and Ann G. Roy, Esq., Senior CounselnCorporate and Securities, of Entergy Services, Inc., and for any underwriters, dealers or agents by Winthrop, Stimson, Putnam & Roberts, New York, New York. All legal matters pertaining to the organization of the Company, titles to property, franchises and the lien of the G&R Mortgage and all matters pertaining to Mississippi law will be passed upon only by Ann G. Roy, Esq.

      The statements as to matters of law and legal conclusions made under "Description of the New Bonds" have been reviewed by Ann G. Roy, Esq., and, except as to "nSecurity" by Thelen Reid & Priest LLP, and are set forth herein in reliance upon their respective opinions and upon their authority as experts.

                           PLAN OF DISTRIBUTION

      The Company may sell the New Bonds: (a) through one or more underwriters or dealers; (b) directly to one or more purchasers;
(c) through one or more agents; or (d) through a combination of any such methods of sale. The Prospectus Supplement relating to a series of the New Bonds will set forth the terms of the offering of the New Bonds, including the name or names of any underwriters, dealers or agents, the purchase price of such New Bonds and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid by any underwriters to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers by any underwriters may be changed from time to time.

      If underwriters are used in a sale of the New Bonds, such New Bonds will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters with respect to a particular underwritten offering of New Bonds will be named in the applicable Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. In connection with the sale of New Bonds, the underwriters may receive compensation from the Company or from purchasers in the form of discounts, concessions or commissions. The underwriters will be, and any dealers participating in the distribution of the New Bonds may be, deemed to be underwriters within the meaning of the Securities Act of 1933, as amended. The underwriting agreement pursuant to which any New Bonds are to be sold will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the New Bonds if any are purchased; provided that the agreement between the Company and the underwriter providing for the sale of the New Bonds may provide that, under certain circumstances involving a default of one or more underwriters, less than all of the New Bonds may be purchased.

      New Bonds may be sold directly by the Company or through agents designated by the Company from time to time. The applicable Prospectus Supplement will set forth the name of any agent involved in the offer or sale of the New Bonds in respect of which such Prospectus Supplement is delivered as well as any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     Any underwriters utilized may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the New Bonds in the open market after the distribution has been completed in order to cover syndicate short positions. Such stabilizing transactions and syndicate covering transactions may cause the price of the New Bonds to be higher than it would otherwise be in the absence of such transactions.

      If so indicated in the applicable Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase New Bonds from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in the applicable Prospectus Supplement, and such Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

      Subject to certain conditions, the Company may agree to indemnify any underwriters, dealers, agents or purchasers and their controlling persons against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

                               $125,000,000

                        Entergy Mississippi, Inc.

                               $75,000,000
                  General and Refunding Mortgage Bonds,
                             % Series due May 1, 2006

                               $50,000,000
                  General and Refunding Mortgage Bonds,
                   Floating Rate Series due May 1, 2004

                                  _____

                 P R O S P E C T U S  S U P P L E M E N T
                             April     , 1999

                                  _____

                           Salomon Smith Barney
                          ABN AMRO Incorporated
                        BNY Capital Markets, Inc.
                          Chase Securities Inc.